Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

Tastemaker Acquisition Corp.

Tastemaker Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the board of directors of the Corporation, by resolutions adopted by written consent, declared advisable that the Certificate of Incorporation of Tastemaker Acquisition Corp. be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is Priveterra Acquisition Corp. II.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this Certificate of Amendment to the Certificate of Incorporation shall be effective on July 6, 2023.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the date first set forth above.

Tastemaker Acquisition Corp.

By:	/s/ Oleg Grodnensky
Name:	Oleg Grodnensky
Title:	Chief Executive Officer